Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003

FOR IMMEDIATE RELEASE October 1, 2022	Contact: Jamie McShane 212-460-4111

CON EDISON ANNOUNCES AGREEMENT TO SELL RENEWABLE ENERGY SUBSIDIARIES

NEW YORK, October 1, 2022 – Consolidated Edison, Inc. (“Con Edison”) (NYSE: ED) today announced that it entered into a purchase and sale agreement pursuant to which Con Edison agreed to sell its interest in its wholly-owned subsidiary, Con Edison Clean Energy Businesses, Inc. and its subsidiaries (the “Clean Energy Businesses”) to RWE Renewables Americas, LLC, a subsidiary of RWE Aktiengesellschaft (“RWE”). The transaction is valued at $6.8 billion, subject to certain customary adjustments.

The transaction is subject to customary closing conditions, including, among other things, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and approvals by the Committee on Foreign Investment in the United States and the Federal Energy Regulatory Commission. The transaction is not subject to a financing condition. The transaction is expected to close in the first half of 2023, subject to satisfaction of the foregoing conditions, among other things.

In light of the pending transaction, Con Edison intends to forego its previously announced plan to issue up to $850 million of common equity in 2022 and withdraws its equity guidance for 2023 and 2024.

“The transaction we announced today will allow Con Edison to sharply focus on our core utility businesses and the investments needed to lead New York’s ambitious clean energy transition,” said Timothy P. Cawley, Chairman and Chief Executive Officer of Con Edison. “RWE, in turn, is well positioned to accelerate the growth of renewable energy across the United States.”

RWE is an industry leader in renewable generation globally, with locations throughout the U.S., Europe and the Asia-Pacific region.

With a strong commitment to lead the clean energy transition in New York, Con Edison continues to make significant investments in clean energy transmission projects, building electrification, energy efficiency, electric vehicle infrastructure, battery storage and other technologies.

“We will continue to advocate for state approval of utility-owned renewable generation for the benefit of our customers and all New Yorkers. We remain confident in New York, and in our ability to meet the needs of the clean energy future, while maintaining a safe, cost-effective system that delivers world class reliability for our customers,” Cawley added.

Con Edison was represented by Barclays as financial advisor and Latham & Watkins, LLP as legal advisor.

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that the proposed transaction may not occur on the contemplated terms, timeline or at all, that its subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber attack could adversely affect it; the failure of processes and systems and performance of employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; it faces risk related to health epidemics and other outbreaks, including the COVID-19 pandemic; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and sustainable energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc. invests in electric transmission facilities through its subsidiary, Consolidated Edison Transmission, LLC, and holds investments in gas pipeline and storage facilities through its subsidiary Con Edison Gas Pipeline and Storage, LLC.

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